151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Kim A. Keck 860-273-1327 keckka@aetna.com

News Release ______________________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2009 RESULTS

●	Fourth quarter 2009 operating earnings per share (1) of $.40 and full year 2009 operating earnings per share of $2.75
●	Net income per share was $.38 for the fourth quarter of 2009 and $2.84 for the full year
●	Commercial medical benefit ratio was 85.0 percent in the fourth quarter 2009 and 84.5 percent for the full year
●	Medical membership totaled 18.9 million members at December 31, 2009; representing an annual growth of 1.2 million and a sequential decline of 113,000
●	Aetna projects full year 2010 operating earnings per share of $2.55 to $2.65 (2)

HARTFORD, Conn., February 5, 2010 ― Aetna (NYSE: AET) today announced fourth-quarter 2009 operating earnings of $178.6 million, or $.40 per share compared to $.96 per share in the fourth quarter of 2008.  The decrease in operating earnings per share from the prior-year quarter reflects a lower Commercial underwriting margin, lower operating earnings in the Group Insurance business and an increase in pension expense partially offset by the impact of a lower number of outstanding shares.  The lower Commercial underwriting margin was due to a significant increase in Commercial medical costs which was partially offset by an increase in health care premiums.  The lower Group Insurance operating earnings were due to lower disability underwriting margins from increased long-term disability reserves.  Net income for the fourth quarter was $165.9 million, or $.38 per share.

Full-year 2009 operating earnings per share decreased 30 percent from full year 2008 to $2.75.  Full-year 2009 net income was $2.84 per share, which was generally in line with 2008.

Aetna/2

Fourth Quarter Financial Results at a Glance

(Millions, except per share results)	2009	2008	Change
Revenue, excluding net realized capital gains (losses) and an other item (3)	$8,697.4	$7,977.8	9%
Net realized capital gains (losses), net of tax	28.6	(198.0)	114%
Operating earnings	178.6	448.3	(60)%
Net income	165.9	194.7	(15)%

Per share results:
Operating earnings	.40	.96	(58)%
Net income	.38	.42	(10)%

Weighted average common shares - diluted	441.5	468.3

Full-Year Financial Results at a Glance

(Millions, except per share results)	2009	2008	Change
Revenue, excluding net realized capital gains (losses) and an other item (3)	$34,678.9	$31,606.6	10%
Net realized capital gains (losses), net of tax	55.0	(482.3)	111%
Operating earnings	1,237.9	1,920.9	(36)%
Net income	1,276.5	1,384.1	(8)%

Per share results:
Operating earnings	2.75	3.93	(30)%
Net income	2.84	2.83	-

Weighted average common shares - diluted	449.5	488.3

"As we worked through a very challenging 2009, we took significant actions to improve our operational performance and we are moving in the right direction," said Ronald A. Williams, chairman and CEO.  "Entering 2010, a weak economy and high unemployment levels remain challenging, but we continue to implement strategic initiatives and actions that will help build positive momentum and give us confidence for the long-term future."

"Aetna enters 2010 in a strong financial position," said Joseph M. Zubretsky, executive vice president and CFO.  "Our capital structure, liquidity and operating cash flows continue to be excellent.  Given the ongoing challenges we expect to face, however, we view 2010 as a repositioning year that will not fully reflect the earnings potential of our business.  We project our 2010 operating earnings per share to be in the range of $2.55 to $2.65."

Aetna/3

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
●
Operating earnings of $261.6 million for the fourth quarter of 2009, compared with $436.0 million for the fourth quarter of 2008.  The decrease in operating earnings reflects a 14 percent increase in medical costs partially offset by a 9 percent increase in premiums.

●
Revenues excluding net realized capital gains (losses) and an other item for the fourth quarter of 2009 increased by 9 percent to $8.0 billion from $7.4 billion for the fourth quarter of 2008.  Premium revenues grew by 9 percent, primarily from membership growth and rate increases for renewing membership.  Including net realized capital gains (losses) and an other item, total revenue increased by 10 percent in 2009 to $8.1 billion.

●	Medical benefit ratios ("MBRs") for fourth-quarter 2009 and 2008 were as follows:

	2009	2008
Commercial	85.0%	80.6%
Medicare	86.7%	86.4%
Medicaid	84.9%	86.8%
Total	85.4%	81.8%

➢	The year-over-year increase in the Commercial MBR reflects the impact of continued higher claim intensity, costs associated with the H1N1 flu and higher COBRA participation.
➢
The 2009 Commercial MBR reflects favorable development of prior-period health care cost estimates of $59 million.  This development was essentially offset by re-establishment of reserve strengthening originally established in the second quarter of 2009 to reflect our provision for adverse deviation.

➢	In addition, the 2009 Medicare and Medicaid MBRs reflect favorable development of prior-period health care cost estimates of $28 million and $16 million, respectively.
●
Sequentially, fourth-quarter medical membership decreased by 113,000 to 18.914 million; dental membership decreased by 122,000 to 14.061 million; and pharmacy membership decreased by 142,000 to 11.013 million.

●	Net income of $232.4 million for the fourth quarter of 2009, compared with $326.8 million for the fourth quarter of 2008.

Full-year 2009 operating earnings for Health Care were $1.4 billion, compared with $1.8 billion in 2008.  Full-year operating earnings were lower primarily due to an increase in medical costs that outpaced an increase in premiums.  Full-year medical membership growth was 1.2 million. Full-

Aetna/4

year 2009 net income was $1.4 billion, compared with $1.5 billion in 2008.  Full-year 2009 Commercial MBR was 84.5 percent, compared with 80.3 percent for 2008.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
●
An operating loss of $14.1 million for the fourth quarter of 2009, compared with operating earnings of $17.7 million for the fourth quarter of 2008, primarily due to an approximately $50 million increase in our long-term disability reserves.  This increase reflects longer disability claim durations and a lower reserve discount rate reflecting projected lower yields in the investment portfolio which supports this business.

●	Net income of $1.3 million for the fourth quarter of 2009, compared with a net loss of $106.1 million for the fourth quarter of 2008.
●
Revenues excluding net realized capital gains (losses) for the fourth quarter of 2009 were $510.1 million, compared with $494.4 million for the fourth quarter of 2008.  Fourth-quarter total revenue, which includes net realized capital gains (losses), was $525.5 million and $338.4 million in 2009 and 2008, respectively.

Full-year 2009 operating earnings for Group Insurance were $103.8 million compared with $136.8 million in 2008.  The decrease was primarily due to increased reserves in our disability business in the fourth quarter of 2009.  Full-year net income for 2009 was $145.6 million compared to a net loss of $115.3 million in 2008.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
●	Operating earnings of $8.6 million for the fourth quarter of 2009, compared with $12.0 million for the fourth quarter of 2008, reflecting the run-off mode of this business.
●	Net income of $9.7 million for the fourth quarter of 2009, compared with a net loss of $8.6 million for the fourth quarter of 2008.

For full-year 2009, Large Case Pensions reported operating earnings of $32.2 million compared with $38.8 million for 2008.  Full-year net income for 2009 was $26.4 million compared with $22.8 million for 2008.

Aetna/5

Total company results
●
Revenues excluding net realized capital gains (losses) and an other item increased 9 percent to $8.7 billion for the fourth quarter of 2009, compared with $8.0 billion for the fourth quarter of 2008.  The growth in fourth-quarter revenue reflects a 9 percent increase in premium revenue and a 2 percent increase in fees and other revenue.  This revenue growth reflects a higher level of membership and premium rate increases.  For full-year 2009, revenues excluding net realized capital gains (losses) and an other item were $34.7 billion, compared with $31.6 billion for 2008, a 10 percent increase.

●
Total Operating Expenses, excluding other items, were $1.7 billion for the fourth quarter of 2009, $254.3 million higher than the fourth quarter of 2008, reflecting a previously disclosed increase in the financing component of pension expense. The operating expense ratio (4) was 19.5 percent and 18.1 percent for the fourth quarter of 2009 and 2008, respectively.  Including net realized capital gains (losses) and other items, these percentages were 20.5 percent for the fourth quarter of 2009 and 19.6 percent for the fourth quarter of 2008.

For full-year 2009, the operating expense ratio (4) increased to 18.2 percent from 17.8 percent for 2008.  Including net realized capital gains (losses) and other items, these percentages were 18.4 percent for full-year 2009 and 18.6 percent for full-year 2008.

●
Corporate Financing Interest Expense was $39.4 million after tax for the fourth quarter of 2009, compared with $42.2 million for the fourth quarter of 2008.  Corporate Financing interest expense was $158.2 million after tax for full-year 2009, compared with $153.7 million for 2008.

●
Net Income was $165.9 million for the fourth quarter of 2009, compared with $194.7 million for the fourth quarter of 2008.  Net income includes $28.6 million of net realized capital gains in the fourth quarter of 2009 and $198.0 million of net realized capital losses in the fourth quarter of 2008 as well as other items (1).  Net income for 2008 included significant other-than-temporary impairments of certain investments which occurred due to the then-deteriorating global economic conditions.

●
Pre-tax Operating Margin (5) was 4.1 percent for the fourth quarter of 2009, compared with 9.3 percent for the fourth quarter of 2008.  The decrease in year-over-year pretax operating margin is due primarily to a lower Commercial Risk underwriting margin.  For the fourth quarter of 2009, the after tax net income margin was 1.9 percent compared to

Aetna/6

2.5 percent for 2008. For full-year 2009, the pre-tax operating margin was 6.4 percent compared to 10.3 percent for 2008. The after tax net income margin for full-year 2009 was 3.7 percent compared to 4.5 percent for 2008.
●	Share Repurchases totaled 3.7 million shares at a cost of $111.0 million in the fourth quarter of 2009, bringing full-year total shares repurchased to 28.9 million, at a cost of $773.0 million.

Aetna’s conference call to discuss fourth quarter and full-year 2009 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 877-856-1960 or 719-325-4747 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 5132468. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 5132468. Telephone replays will be available from 11:00 a.m. ET on February 5, 2010 until midnight ET on February 19, 2010.

About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.1 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

Aetna/7

Consolidated Statements of Income

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2009	2008	2009	2008
Revenue:
Health care premiums	$7,128.3	$6,514.1	$28,243.8	$25,507.3
Other premiums	460.0	461.6	1,892.4	1,876.8
Fees and other revenue	874.3	823.8	3,536.5	3,312.5
Net investment income	265.0	178.3	1,036.4	910.0
Net realized capital gains (losses)	28.6	(218.5)	55.0	(655.9)
Total revenue	8,756.2	7,759.3	34,764.1	30,950.7

Benefits and expenses:
Health care costs	6,085.0	5,329.4	24,061.2	20,785.5
Current and future benefits	556.5	464.3	2,078.1	1,938.7
Operating expenses:
Selling expenses	313.4	288.0	1,251.9	1,149.6
General and administrative expenses	1,477.8	1,229.9	5,131.1	4,601.9
Total operating expenses	1,791.2	1,517.9	6,383.0	5,751.5
Interest expense	60.6	64.9	243.4	236.4
Amortization of other acquired intangible assets	24.3	27.7	97.2	108.2
Reduction of reserve for anticipated future
losses on discontinued products	-	-	-	(43.8)
Total benefits and expenses	8,517.6	7,404.2	32,862.9	28,776.5

Income before income taxes	238.6	355.1	1,901.2	2,174.2
Income taxes	72.7	160.4	624.7	790.1
Net income	$165.9	$194.7	$1,276.5	$1,384.1

Aetna/8

Summary of Results

	For the Three Months			For the Twelve Months
	Ended December 31,			Ended December 31,
(Millions)	2009	2008	Change	2009	2008	Change
Business segment operating earnings	$256.1	$465.7	(45)%	$1,548.7	$1,977.9	(22)%
Corporate Financing segment operating loss (6)	(77.5)	(17.4)		(310.8)	(57.0)
Operating earnings	178.6	448.3	(60)%	1,237.9	1,920.9	(36)%
Severance and facility charge	(60.9)	(35.6)		(60.9)	(35.6)
ESI settlement	19.6	-		19.6	-
Litigation-related insurance proceeds	-	-		24.9	-
Contribution for the establishment of an
out-of-network pricing database (NYAG)	-	(20.0)		-	(20.0)
Allowance on reinsurance recoverable	-	-		-	(27.4)
Reduction of reserve for anticipated future
losses on discontinued products	-	-		-	28.5
Net realized capital gains (losses)	28.6	(198.0)		55.0	(482.3)
Net income (GAAP measure)	$165.9	$194.7	(15)%	$1,276.5	$1,384.1	(8)%

Weighted average common shares - basic	433.1	459.4		441.1	475.5

Weighted average common shares - diluted	441.5	468.3		449.5	488.3

Per Common Share
Business segment operating earnings	$.57	$1.00	(43)%	$3.44	$4.05	(15)%
Corporate Financing segment operating loss (6)	(.17)	(.04)		(.69)	(.12)
Operating earnings	.40	.96	(58)%	2.75	3.93	(30)%
Severance and facility charge	(.14)	(.08)		(.14)	(.07)
ESI settlement	.05	-		.05	-
Litigation-related insurance proceeds	-	-		.06	-
Contribution for the establishment of an
out-of-network pricing database (NYAG)	-	(.04)		-	(.04)
Allowance on reinsurance recoverable	-	-		-	(.06)
Reduction of reserve for anticipated future
losses on discontinued products	-	-		-	.06
Net realized capital gains (losses)	.07	(.42)		.12	(.99)
Net income (GAAP measure)	$.38	$.42	(10)%	$2.84	$2.83	-

Aetna/9

Segment Information (7)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2009	2008	2009	2008
Health Care:
Revenue, excluding net realized capital gains (losses) and an other item	$ 8,046.1	$ 7,381.8	$ 32,024.1	$ 29,051.2
ESI settlement	30.2	-	30.2	-
Net realized capital gains (losses)	12.1	(30.8)	19.0	(276.2)
Total revenue (GAAP measure)	$ 8,088.4	$ 7,351.0	$ 32,073.3	$ 28,775.0

Operating earnings	$ 261.6	$ 436.0	$ 1,412.7	$ 1,802.3
Severance and facility charge	(60.9)	(35.6)	(60.9)	(35.6)
ESI settlement	19.6	-	19.6	-
Litigation-related insurance proceeds	-	-	24.9	-
Contribution for the establishment of an out-of-network
pricing database (NYAG)	-	(20.0)	-	(20.0)
Net realized capital gains (losses)	12.1	(53.6)	19.0	(213.1)
Net income (GAAP measure)	$ 232.4	$ 326.8	$ 1,415.3	$ 1,533.6

Group Insurance:
Revenue, excluding net realized capital gains (losses)	$ 510.1	$ 494.4	$ 2,101.2	$ 2,021.9
Net realized capital gains (losses)	15.4	(156.0)	41.8	(311.2)
Total revenue (GAAP measure)	$ 525.5	$ 338.4	$ 2,143.0	$ 1,710.7

Operating (loss) earnings	$ (14.1)	$ 17.7	$ 103.8	$ 136.8
Allowance on reinsurance recoverable	-	-	-	(27.4)
Net realized capital gains (losses)	15.4	(123.8)	41.8	(224.7)
Net income (loss) (GAAP measure)	$ 1.3	$ (106.1)	$ 145.6	$ (115.3)

Large Case Pensions:
Revenue, excluding net realized capital gains (losses)	$ 141.2	$ 101.6	$ 553.6	$ 533.5
Net realized capital gains (losses)	1.1	(31.7)	(5.8)	(68.5)
Total revenue (GAAP measure)	$ 142.3	$ 69.9	$ 547.8	$ 465.0

Operating earnings	$ 8.6	$ 12.0	$ 32.2	$ 38.8
Reduction of reserve for anticipated future
losses on discontinued products	-	-	-	28.5
Net realized capital gains (losses)	1.1	(20.6)	(5.8)	(44.5)
Net income (loss) (GAAP measure)	$ 9.7	$ (8.6)	$ 26.4	$ 22.8

Aetna/10

Segment Information continued (7)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2009	2008	2009	2008
Total Company:
Revenue, excluding net realized capital gains (losses) and an other item (A)	$ 8,697.4	$ 7,977.8	$ 34,678.9	$ 31,606.6
ESI settlement	30.2	-	30.2	-
Net realized capital gains (losses)	28.6	(218.5)	55.0	(655.9)
Total revenue (B) (GAAP measure)	$ 8,756.2	$ 7,759.3	$ 34,764.1	$ 30,950.7

Business segment operating expenses (C)	$ 1,638.8	$ 1,480.1	$ 6,092.7	$ 5,782.0
Corporate Financing segment operating expenses (benefits) (6)	58.7	(36.9)	234.8	(147.4)
Operating expenses, including Corporate Financing
segment (D)	1,697.5	1,443.2	6,327.5	5,634.6
Severance and facility charge	93.7	54.7	93.7	54.7
Litigation-related insurance proceeds	-	-	(38.2)	-
Contribution for the establishment of an out-of-network pricing database (NYAG)	-	20.0	-	20.0
Allowance on reinsurance recoverable	-	-	-	42.2
Total operating expenses (E) (GAAP measure)	$ 1,791.2	$ 1,517.9	$ 6,383.0	$ 5,751.5

Operating Expenses Ratios:
Operating expense ratio (D)/(A)	19.5%	18.1%	18.2%	17.8%
Business segment operating expense ratio (C)/(A)	18.8%	18.6%	17.6%	18.3%
Total operating expense ratio (E)/(B) (GAAP measure)	20.5%	19.6%	18.4%	18.6%

Aetna/11

Membership

	December 31,	September 30,	December 31,
(Thousands)	2009	2009	2008
Medical Membership:
Commercial	17,435	17,582	16,488
Medicare	433	428	366
Medicaid	1,046	1,017	847
Total Medical Membership	18,914	19,027	17,701

Consumer-Directed Health Plans (8)	1,868	1,862	1,431

Dental Membership:
Commercial	12,302	12,468	12,506
Medicare & Medicaid	692	676	603
Network Access (9)	1,067	1,039	1,015
Total Dental Membership	14,061	14,183	14,124

Pharmacy Membership:
Commercial	9,728	9,882	9,846
Medicare PDP (stand-alone)	346	338	375
Medicare Advantage PDP	240	233	195
Medicaid	30	29	25
Total Pharmacy Benefit Management Services	10,344	10,482	10,441
Mail Order (10)	669	673	657
Total Pharmacy Membership	11,013	11,155	11,098

Aetna/12

Operating Margins

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
(Millions)	2009	2008	2009	2008
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible
assets (A)	$ 358.4	$ 740.9	$ 2,212.1	$ 3,247.8
Interest expense	(60.6)	(64.9)	(243.4)	(236.4)
Amortization of other acquired intangible assets	(24.3)	(27.7)	(97.2)	(108.2)
Severance and facility charge	(93.7)	(54.7)	(93.7)	(54.7)
ESI settlement	30.2	-	30.2	-
Litigation-related insurance proceeds	-	-	38.2	-
Contribution for the establishment of an out-of-network
pricing database	-	(20.0)	-	(20.0)
Allowance on reinsurance recoverable	-	-	-	(42.2)
Reduction of reserve for anticipated future losses
on discontinued products	-	-	-	43.8
Net realized capital gains (losses)	28.6	(218.5)	55.0	(655.9)
Income before income taxes (GAAP measure)	$ 238.6	$ 355.1	$ 1,901.2	$ 2,174.2

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets	$ 233.8	$ 508.5	$ 1,459.3	$ 2,144.9
Interest expense, net of tax	(39.4)	(42.2)	(158.2)	(153.7)
Amortization of other acquired intangible assets, net of tax	(15.8)	(18.0)	(63.2)	(70.3)
Severance and facility charge, net of tax	(60.9)	(35.6)	(60.9)	(35.6)
ESI settlement, net of tax	19.6	-	19.6	-
Litigation-related insurance proceeds, net of tax	-	-	24.9	-
Contribution for the establishment of an out-of-network
pricing database	-	(20.0)	-	(20.0)
Allowance on reinsurance recoverable, net of tax	-	-	-	(27.4)
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	-	-	-	28.5
Net realized capital gains (losses), net of tax	28.6	(198.0)	55.0	(482.3)
Net income (B) (GAAP measure)	$ 165.9	$ 194.7	$ 1,276.5	$ 1,384.1

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (losses) and an other item (C)	$ 8,697.4	$ 7,977.8	$ 34,678.9	$ 31,606.6
ESI settlement	30.2	-	30.2	-
Net realized capital gains (losses)	28.6	(218.5)	55.0	(655.9)
Total revenue (D) (GAAP measure)	$ 8,756.2	$ 7,759.3	$ 34,764.1	$ 30,950.7

Operating and Net Income Margins:
Total Company - Pretax operating margin (A)/(C)	4.1%	9.3%	6.4%	10.3%
Total Company - After-tax net income margin (B)/(D)	1.9%	2.5%	3.7%	4.5%
(GAAP measure)

Aetna/13
(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

Each of the excluded items is discussed below:

➢
In 2009 and 2008, we recorded a severance and facility charge of $60.9 million ($93.7 million pretax) and $35.6 million ($54.7 million pretax), respectively.  The 2009 severance and facility charge related to actions taken or committed to be taken by the end of first quarter of 2010.

➢
In 2009, we reached an agreement with Express Scripts, Inc. and one of its subsidiaries (collectively "ESI") to settle certain litigation in which we were the plaintiff.  Under the applicable settlement, we received approximately $19.6 million ($30.2 million pretax), net of fees and expenses.

➢
Following a Pennsylvania Supreme Court ruling in June 2009, we received $24.9 million ($38.2 million pretax) from one of our liability insurers related to certain litigation we settled in 2003.  We are continuing to litigate similar claims against certain of our other liability insurers.

➢
As a result of our agreement with the New York Attorney General ("NYAG") to discontinue the use of Ingenix databases at a future date, in 2008, we committed to contribute $20.0 million to a non-profit organization to help create a new independent database for determining out-of-network reimbursement rates.  We made that contribution in October 2009.

➢
As a result of the liquidation proceedings of Lehman Re Ltd. ("Lehman Re"), a subsidiary of Lehman Brothers Holdings Inc., we recorded an allowance against our reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax) in 2008.  This reinsurance is on a closed block of paid-up group whole life insurance business.

➢
In 1993, we discontinued the sale of our fully guaranteed large case pension products and established a reserve for anticipated future losses on these products, which we review quarterly.  Changes in this reserve are recognized when deemed appropriate.  We reduced the reserve for anticipated future losses on discontinued products by $28.5 million ($43.8 million pretax) in 2008.  We believe excluding any changes to the reserve for anticipated future losses on discontinued products provides more meaningful information as to our continuing products and is consistent with the treatment of the results of operations of these discontinued products, which are credited or charged to the reserve and do not affect our results of operations.

➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and page 12 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share also exclude any impact of health care reform, which Aetna is not able to project.  Projected operating earnings per share for the full year 2010 assumes approximately 430 million weighted average diluted shares.

(3)  Revenue excludes net realized capital gains and losses and the ESI settlement noted in (1) above.  Refer to tables on pages 9, 10 and 12 of this press release for a reconciliation of revenue excluding net realized capital gains and losses and the ESI settlement to revenue calculated under GAAP.

(4) The operating expense ratio excludes net realized capital gains and losses and other items, if any.  Refer to a reconciliation of this metric to the comparable GAAP measure on page 10 of this press release.

(5) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(6) Our Corporate Financing segment is not a business segment.  It is added to our business segments to reconcile to our consolidated results.  The Corporate Financing segment includes interest expense on our outstanding debt and, beginning in 2009, the financing components of our pension and other postretirement benefit plan expenses (referred to herein as "pension expense") (the service cost and prior service cost (or operating component) of this expense is allocated to our business segments).  The service cost component allocated to our business segments for the three and twelve months ended December 31, 2009  was $10.6 million ($7.0 million after tax) and $42.6 million ($27.7 million after tax), respectively, and $9.5 million ($6.2 million after tax) and $37.8 million ($24.6 million after tax) for the three and twelve months ended December 31, 2008, respectively. Prior periods have been reclassified to reflect this change.

Aetna/14

(7) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(8) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(10) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period and are included in pharmacy membership above.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate) which can significantly and adversely affect Aetna’s business and profitability; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in federal or state government policies or regulations as a result of health care reform or otherwise (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to mandate minimum medical benefit ratios or eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits); continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; adverse pricing or funding actions by federal or state government payors; and the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer.  Other important risk factors include, but are not limited to:  adverse changes in size, product mix or medical cost experience of membership; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; and reputational issues arising from data security breaches or other means. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”), Aetna’s 2009 Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (Aetna’s “Third Quarter 10-Q”), on file with the SEC.  You also should read the 2008 Annual Report and Aetna’s 2009 Quarterly Reports on Form 10-Q on file with the SEC and Aetna's 2009 Annual Report on Form 10-K when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.